Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

One of World’s Leading Processors of Apple Products Plans To Implement CDC Software’s CDC
Factory Solution At Its Entire Plant Network To Help Lower Production Costs

HONG KONG, ATLANTA, July 13, 2009—CDC Software, a wholly-owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that Tree Top, Inc., one of the world’s leading producers of fruit-based products and ingredients including apple juice, cider, blended juices and purees, plans to implement CDC Factory, a manufacturing operations management and enterprise manufacturing intelligence solution, at its five plants in the State of Washington to help lower their production costs.

This leading grower-owned cooperative plans to complete the first implementation of CDC Factory at their plant in Selah, Washington before September, when the most-active part of Tree Top’s seasonal production begins.  The remaining sites that are scheduled to implement CDC Factory are located in Prosser and Wenatchee, Washington, as well as two additional facilities, the Ross plant and the Fresh Slice plant, both of which are located on the Selah campus.

“After an extensive selection process, we chose CDC Factory to help accomplish our strategic initiatives to help lower production costs,” said Berry Wright, vice president, Operations, Tree Top, Inc.   “In our highly competitive business, now more than ever, we must improve plant performance for the benefit of our 1,200 growers.  CDC Factory is a total out-of-the-box solution, with packaged performance outputs and improvement techniques, which we expect will enable us to see positive results on our performance within weeks.”

With CDC Factory’s real-time metrics such as Overall Equipment Effectiveness (OEE), and cost per unit at the plant, line, and stock keeping unit (SKU) levels, Tree Top, Inc. plans to reduce its baseline costs and improve margins so it can remain an agile manufacturer through today’s highly competitive environment. CDC Software’s Factory Profit Audit identified a potential 6.5 percent overall improvement at Tree Top.

“We are delighted that yet another leading multi-plant food manufacturer is scheduled to implement CDC Factory across their entire plant network,” said Mark Sutcliffe, president of CDC Factory product line, CDC Software.  “CDC Factory addresses the challenges faced by many manufacturers, during recessionary, or even in normal, business conditions by offering a ‘back-to-basics’ solution that can help lower production costs, improve margins and deliver rapid performance improvements throughout a plant.”

About Tree Top, Inc

Recognized as one of the world’s leading apple processors, Tree Top was established as a grower-owned apple processor in 1960 and has approximately 1,200 grower-owners in the states of Washington, Oregon, and Idaho. Its corporate headquarters and three processing facilities are located in Selah, WA, in the heart of apple country. There are two additional Tree Top processing facilities in Washington State, and a bottling facility in Rialto, California.  The cooperative also owns two wholly-owned subsidiaries, Northwest Naturals in Bothell, Washington, and Sabroso Company with facilities in Medford and Woodburn, Oregon as well as Oxnard, California.  Tree Top’s pure apple juice and cider remain the backbone of Tree Top’s retail sales. However, Tree Top also markets other consumer packaged goods, such as Apple Slices®, trim®, blended fruit juices and applesauce, and supplies ingredients to many of the world’s leading food manufacturers.

About CDC Factory

CDC Factory is the one of the first software solutions to combine the power of Manufacturing Operations Management and Enterprise Manufacturing Intelligence into a packaged solution designed to cut production costs. It makes action unavoidable for a manufacturer’s plant workforce, as well as its executive management.  CDC Factory combines Shop Floor Data Capture, packaged metrics like OEE, analytics and scorecards, Continuous Improvement capabilities and paperless Quality Management.

This technology is combined with a change method that focuses on developing a structure of daily performance reviews to help drive better performance in every run and every shift of every day. The process helps operators to develops their skills so they are better able to drive their own improvements. It is usually deployed in 4-6 weeks per factory, which helps ensure project momentum and rapid savings. For more information, visit: www.cdcfactory.com

About CDC Software

CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company also offers a full portfolio of services that span the life cycle of its software applications.   For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software, focused on enterprise software applications and services, CDC Global Services, focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to our beliefs regarding CDC Factory’s solutions’ ability to help our customers expand business, increase capacity, reduce costs, engage workforces, increase line efficiencies, improve labor utilization, standardize metrics and data, provide real-time workforce empowerment and real-time visibility into operating metrics, our beliefs regarding the ability to realize upfront value using our products, our expectations regarding customer implementations, including the timing, expected benefit and possible gains relating thereto, our beliefs regarding customer and industry needs and preferences, our beliefs about improvements to efficiency, and other statements we may make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of market; the continued ability of CDC Factory solutions to address process manufacturer’s business requirements; demand for and market acceptance of new and existing manufacturing operations management solutions; and development of new functionalities which would allow companies to compete more effectively. Results will vary from customer to customer given their particular facts and circumstances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.